Eclipsys Streamlines Organizational Structure
to Further Support Client Service

Boca Raton, FL — January 6, 2006 — Eclipsys Corporation® (NASDAQ: ECLP), The Outcomes Company®, which began preparing for its next stage of development in October 2005 by naming R. Andrew Eckert as president and CEO, today took another step in this process by putting in place a new organizational structure. Specifically, Eclipsys has streamlined its management team and restructured its sales and customer relationship functions. These actions include hiring Jay Deady, an experienced industry executive, expanding the responsibilities of John Adams, and addressing costs by reducing headcount by approximately 100 people. These steps are designed to increase the resources focused on client support and also contribute to improved financial performance by reducing the current level of operating costs.

“We carefully created the new organizational structure to build on our strengths and provide more resources to client service functions,” said R. Andrew Eckert, Eclipsys president and chief executive officer. “We believe these changes will help make Eclipsys a more effective, efficient and responsive company that can better capitalize on opportunities in the rapidly growing HIT marketplace.

“Combined with the momentum created by strong fourth-quarter 2005 bookings, which exceeded our expectations, our new organizational structure will put us in a good position as we enter 2006,” Eckert stated.

As part of the new management structure, Jay Deady, formerly vice president and general manager, Revenue Cycle Solutions at McKesson, has been appointed Eclipsys executive vice president of Customer Solutions with responsibility for sales and marketing, effective January 9. Deady, 41, has also served in various executive sales, sales support, new business and marketing roles at McKesson from July 2001 to January 3, 2006. He previously held executive and sales management positions at ADAC Healthcare and Cerner Corporation. Deady will report directly to Eckert.

“Jay Deady brings deep domain knowledge as well as significant sales and customer service experience to Eclipsys,” Eckert said. “The Board and I believe Jay has the leadership qualities and healthcare software experience to help the company build on its strengths so we can achieve our long-term growth objectives.”

In addition to Deady, the four other members of the Eclipsys executive management team reporting to Eckert in the new organizational structure are: John Adams, executive vice president, Business Solutions; Brian Copple, general counsel; John Gomez, executive vice president, chief technology strategy officer; and Frank Stearns, senior vice president, Professional Services. As a part of the reorganization, four former executive vice presidents and three former senior vice presidents have left the company.

John Adams has transitioned to an expanded role as executive vice president, Business Solutions, which includes overseeing Eclipsys’ outsourcing services and the company’s Technology Solutions Center in Mountain Lakes, NJ. Adams has significant experience in the management of complex outsourcing businesses, having served in a number of roles over 15 years with EDS, and having served as the chief financial officer of Exult, Inc., a business process outsourcing pioneer, prior to Exult being sold in late 2004. Robert Colletti, senior vice president and CFO, will continue to report to Adams.

Net of one-time severance costs of approximately $7 million in the first quarter of 2006 and of anticipated increases in expenditure on the resources focused on client support, the actions taken under the new organizational structure are expected to be approximately neutral to the company’s earnings for 2006. Eclipsys said that the total annual operating expense of employing the departing individuals was approximately $10 million to $12 million.

In order to allow time for the Eclipsys new senior management team to fully reflect these changes in the 2006 operational plans, Eclipsys will report 2005 fourth-quarter and full-year results and 2006 guidance on February 23, 2006.

About Eclipsys

Eclipsys is a leading provider of advanced clinical, financial and management information software and service solutions to more than 1,500 healthcare facilities. Eclipsys empowers healthcare organizations to improve patient safety, revenue cycle management and operational efficiency through innovative information solutions. For more information, see www.eclipsys.com or email info@eclipsys.com.

Statements in this release about the effects of these organizational changes are forward-looking statements, and actual results may differ from those expected due to a number of risks and uncertainties. Net of severance costs and resource reallocations, these steps may not result in significant cost reductions in 2006 or subsequent periods, and the company’s costs could increase for reasons independent of these organizational changes. The changes might not have their desired effects. Management changes can be disruptive. More information about risks associated with Eclipsys is included in the company’s filings with the SEC, particularly on Forms 10-K, 10-Q and 8-K. Particular attention is directed to the portions of those reports entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Eclipsys:
Michael E. Donner Chief Marketing Officer (media) (561) 322-4485 michael.donner@eclipsys.com	Robert J. Colletti Chief Financial Officer (investors) (561) 322-4655 investor.relations@eclipsys.com